UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                November 4, 2003

                                    814-00201
                            (Commission File Number)

                    MEVC DRAPER FISHER JURVETSON FUND I, INC.
                                  (THE "FUND")
             (Exact name of registrant as specified in its charter)

                               DELAWARE, 943346760
      (Jurisdiction of Incorporation) (IRS Employer Identification Number)

                              10 ROCKEFELLER PLAZA
                                    SUITE 815
                                NEW YORK NY 10020
              (Address of registrant's principal executive office)

                                  212-687-8080
                         (Registrant's telephone number)



ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

The Fund issued the following press release on November 4, 2003.

                                                             [MVC CAPITAL LOGO]

CONTACT
Paul Caminiti/Kim Levy/Keil Decker
Citigate Sard Verbinnen
(212) 687-8080


MICHAEL TOKARZ ASSUMES POSITION AS
CHAIRMAN AND PORTFOLIO MANAGER OF MVC CAPITAL
        ----------------------------------------------------------------

         NEW YORK, NY, NOVEMBER 4, 2003 - MVC Capital (NYSE: MVC) today announced that Michael Tokarz has assumed his new position as Chairman, Portfolio Manager and a director of MVC Capital, pursuant to a shareholder vote held on September 16, 2003. Concurrent with Mr. Tokarz's appointment, Robert Everett is stepping down after successfully completing his role as interim CEO of the Fund.

         In keeping with the long-term plan approved by shareholders in September, the Fund anticipates conducting a tender offer for up to 25% of MVC's outstanding shares at a price of 95% of the Fund's Net Asset Value (NAV) by the end of the year.

         "We are extremely pleased to have Mr. Tokarz, a well-respected investment professional with over 30 years of investment experience and a strong track record of success, on board at MVC," said Robert Knapp, a director of MVC Capital. "The Board would also like to thank Bob Everett for his efforts during this interim period. His insight and expertise have been invaluable during this critical time for the Fund."

         Separately, as part of its fiscal year-end review process, MVC announced that the valuation committee of the Fund's Board of Directors has written down the fair value of certain Fund holdings. The write-down has decreased the Fund's NAV by $5.0 million ($0.31 per share), for a total Fund NAV of $137.2 million ($8.48 per share), subject to review by the Fund's independent accountants.

         Further details concerning the Fund's financial position, NAV and financial statements are available on the Company's website
(www.mvccapital.com).

         MVC Capital is a Business Development Company traded on the New York Stock Exchange. For additional information about MVC, please contact Kim Levy or Keil Decker at 212-687-8080.

# # #

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


MEVC DRAPER FISHER JURVETSON FUND I, INC.

By: /s/ Michael Tokarz
    ------------------------------
     MICHAEL TOKARZ
     CHAIRMAN

Dated:  November 6, 2003